      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             MCLEODUSA INCORPORATED
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       42-1407240
               (State or other jurisdiction of                                         (I.R.S. Employer
                incorporation or organization)                                      Identification Number)

                            ------------------------

                           MCLEODUSA TECHNOLOGY PARK
                        6400 C STREET SW, P.O. BOX 3177
                          CEDAR RAPIDS, IA 52406-3177
                                 (319) 364-0000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                CLARK E. MCLEOD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             MCLEODUSA INCORPORATED
                           MCLEODUSA TECHNOLOGY PARK
                        6400 C STREET SW, P.O. BOX 3177
                          CEDAR RAPIDS, IA 52406-3177
                                 (319) 364-0000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                         JOSEPH G. CONNOLLY, JR., ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED
                                                                             MAXIMUM             PROPOSED
                                                                             OFFERING            MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE      PRICE PER SHARE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED             (1)          OFFERING PRICE (1)   REGISTRATION FEE
Class A common stock, $.01 par value per share           939,847              $57.28           $53,834,437           $14,966

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1999

P R O S P E C T U S                                                                   [LOGO]

                                 939,847 SHARES

                             MCLEODUSA INCORPORATED

                              CLASS A COMMON STOCK

                                ----------------

    McLeodUSA provides communications services to business and residential customers in the Midwestern and Rocky Mountain regions of the United States. This prospectus relates to the offer and sale from time to time of up to 939,847 shares of McLeodUSA Class A common stock by the McLeodUSA stockholders named in this prospectus. McLeodUSA will not receive any proceeds from the sale of the shares by the selling stockholders.

    Our Class A common stock is quoted on The Nasdaq Stock Market under the symbol "MCLD." The last reported sale price of our Class A common stock on The Nasdaq Stock Market on May 13, 1999, was $55.625 per share.

    Our principal executive offices are located at McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, and our telephone number is (319) 364-0000.

                            ------------------------

    INVESTING IN OUR CLASS A COMMON STOCK INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

        , 1999

    If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

    You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS

Risk Factors..........................................................................           3
Cautionary Note Regarding Forward-Looking Statements..................................          10
About McLeodUSA.......................................................................          11
Use of Proceeds.......................................................................          13
Pro Forma Financial Data..............................................................          14
Selling Stockholders..................................................................          17
Plan of Distribution..................................................................          18
Legal Matters.........................................................................          20
Experts...............................................................................          20
Where You Can Find More Information...................................................          20

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR CLASS A COMMON STOCK. YOU SHOULD ALSO CONSIDER THE ADDITIONAL INFORMATION SET FORTH IN OUR SEC REPORTS ON FORMS 10-K, 10-Q AND 8-K AND IN THE OTHER DOCUMENTS CONSIDERED A PART OF THIS PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION."

FLUCTUATIONS IN THE MARKET PRICE OF OUR CLASS A COMMON STOCK MAY MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL.

    The market price of our Class A common stock is extremely volatile and has fluctuated over a wide range. These fluctuations may impair our ability to raise capital by offering equity securities. The market price may continue to fluctuate significantly in response to various factors, including:

    - market conditions in the industry

    - announcements or actions by competitors

    - low trading volume

    - sales of large amounts of our Class A common stock in the public market or the perception that such sales could occur

    - quarterly variations in operating results or growth rates

    - changes in estimates by securities analysts

    - regulatory and judicial actions

    - general economic conditions

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES INTO OUR OPERATIONS, WHICH COULD SLOW OUR GROWTH.

    The integration of acquired companies into our operations involves a number of risks, including:

    - difficulty integrating new operations and personnel

    - diversion of management attention

    - potential disruption of ongoing business

    - inability to retain key personnel or customers

    - inability to successfully incorporate new assets and rights into our service offerings

    - inability to maintain uniform standards, controls, procedures and policies

    - impairment of relationships with employees, customers or vendors

    Failure to overcome these risks or any other problems encountered in connection with acquisition transactions could slow our growth or lower the quality of our services, which could reduce customer demand.

CONTINUED RAPID GROWTH OF OUR NETWORK, SERVICES AND SUBSCRIBER BASE COULD BE SLOWED IF WE CANNOT MANAGE THIS GROWTH.

    We have rapidly expanded and developed our network, services and subscriber base. For example, we recently announced plans to offer high-speed digital access and data services. Our expansion and development have placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated growth effectively, which would harm our business, results of operations and financial condition.

    Further expansion and development will depend on a number of factors, including:

    - cooperation of the existing local telephone companies

    - regulatory, judicial and governmental developments

    - changes in the competitive climate in which we operate

    - development of customer billing, order processing and network management systems

    - availability of financing

    - technological developments

    - availability of rights-of-way, building access and antenna sites

    - existence of strategic alliances or relationships

    - emergence of future opportunities

    We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our employees.

WE EXPECT TO INCUR SIGNIFICANT LOSSES OVER THE NEXT SEVERAL YEARS.

    If we do not become profitable in the future, the value of our Class A common stock may fall and we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. Since January 1, 1994, our net losses have been as follows:

                                   NET LOSSES

PERIOD                                     AMOUNT
------------------------------------  ----------------
1994................................  $   11.4 million
1995................................  $   11.3 million
1996................................  $   22.3 million
1997................................  $   79.9 million
1998................................  $  124.9 million

    We expect to incur net losses during the next several years while we develop our businesses, expand our fiber optic communications network and develop wireless services.

FAILURE TO RAISE NECESSARY CAPITAL COULD RESTRICT OUR ABILITY TO DEVELOP OUR NETWORK AND SERVICES AND ENGAGE IN STRATEGIC ACQUISITIONS.

    We need significant capital to continue to expand our operations, facilities, network and services. We cannot assure you that our capital resources will permit us to fund our planned network deployment and operations or achieve operating profitability. Our failure to generate or raise sufficient funds may require us to delay or abandon some of our expansion plans or expenditures, which could harm our business and competitive position.

    As of December 31, 1998, based on our business plan, capital requirements and growth projections as of that date, we estimated that we would require approximately $1.4 billion through 2001 to fund our capital expenditures and operating expenses. Our estimated aggregate capital requirements include the projected costs of:

    - building our fiber optic communications network, including intra-city fiber optic networks

    - expanding operations in existing and new markets

    - developing wireless services

    - funding general corporate expenses

    - integrating acquisitions

    - constructing, acquiring, developing or improving telecommunications assets

    Our estimate of future capital requirements is a forward-looking statement within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements may differ substantially from our estimate due to factors such as:

    - strategic acquisition costs and effects of acquisitions on our business plan, capital requirements and growth projections

    - unforeseen delays

    - cost overruns

    - engineering design changes

    - changes in demand for our services

    - regulatory, technological or competitive developments

    - new opportunities

    We also expect to evaluate potential acquisitions, joint ventures and strategic alliances on an ongoing basis. We may require additional financing if we pursue any of these opportunities.

    We may meet any additional capital needs by issuing additional debt or equity securities or borrowing funds from one or more lenders. We cannot assure you that we will have timely access to additional financing sources on acceptable terms. If we do not have such access, we may not be able to expand our markets, operations, facilities, network and services through acquisitions as we intend.

OUR HIGH LEVEL OF DEBT COULD LIMIT OUR FLEXIBILITY IN RESPONDING TO BUSINESS DEVELOPMENTS AND PUT US AT A COMPETITIVE DISADVANTAGE.

    We have substantial debt, which could adversely affect us in a number of ways, including:

    - limiting our ability to obtain necessary financing in the future

    - limiting our flexibility to plan for, or react to, changes in our business

    - requiring us to use a substantial portion of our cash flow from operations to pay our debt obligations rather than for other purposes, such as working capital or capital expenditures

    - making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage

    - making us more vulnerable to a downturn in our business

    As of December 31, 1998, we had $1.2 billion of long-term debt and $462.8 million of stockholders' equity. We incurred an additional $500 million of long-term debt on February 22, 1999. As a result, we expect our fixed charges to exceed our earnings for the foreseeable future.

COVENANTS IN DEBT INSTRUMENTS RESTRICT OUR CAPACITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR OPERATIONS.

    The indentures governing the terms of our long-term debt impose operating and financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand, finance our operations or engage in other business activities that may be in our interest. These restrictions limit or prohibit our ability to:

    - incur additional debt

    - pay dividends or make other distributions

    - make investments or other restricted payments

    - enter into sale and leaseback transactions

    - pledge or mortgage assets

    - enter into transactions with related persons

    - sell assets

    - consolidate, merge or sell all or substantially all of our assets

If we fail to comply with these restrictions, all of our long-term debt could become immediately due and payable.

WE ARE PROHIBITED FROM PAYING DIVIDENDS.

    We have never paid any cash dividends. We do not anticipate paying any cash dividends for the foreseeable future. The indentures governing our debt prohibit us from paying cash dividends. You should therefore not expect to receive cash dividends on shares of our Class A common stock you purchase in this offering.

OUR DEPENDENCE ON REGIONAL BELL OPERATING COMPANIES TO PROVIDE MOST OF OUR COMMUNICATIONS SERVICES COULD MAKE IT HARDER FOR US TO OFFER OUR SERVICES AT A PROFIT.

    We depend on the regional Bell operating companies to provide most of our core local and some of our long distance services. Today, without using the communications facilities of these companies, we could not provide bundled local and long distance services to most of our customers. Because of this dependence, our communications services are highly susceptible to changes in the conditions for access to these facilities and we may therefore have difficulty offering our services at profitable and competitive rates.

    U S WEST Communications, Inc., Ameritech Corporation and Southwestern Bell Telephone Company are our primary suppliers of local lines to our customers and communications services that allow us to transfer and connect calls. Their communications facilities allow us to provide (1) local service,
(2) long distance service and (3) private lines dedicated to our customers' use. If these or other companies deny or limit our access to their communications network elements or wholesale services, we may not be able to offer profitable communications services.

    Our plans to provide local service using our own communications network equipment also depend on the regional Bell operating companies. In order to interconnect our network equipment and other communications facilities to network elements controlled by the regional Bell operating companies, we must first negotiate and enter into interconnection agreements with them. Interconnection obligations imposed on the regional Bell operating companies by the Telecommunications Act of 1996 have been and continue to be subject to a variety of legal proceedings, which could affect our ability to obtain interconnection agreements on acceptable terms. We cannot assure you that we will succeed in obtaining interconnection agreements on terms that would permit us to offer local services using our own communications network facilities at profitable and competitive rates.

ACTIONS BY U S WEST MAY MAKE IT MORE DIFFICULT FOR US TO OFFER OUR COMMUNICATIONS SERVICES.

    U S WEST has introduced several measures that may make it more difficult for us to offer our communications services. For example, in February 1996, U S WEST filed tariffs and other notices with the public utility commissions in its fourteen-state service region to limit future Centrex access to its switches. Centrex access allows us to aggregate lines, have control over several characteristics of those lines and provide a set of standard features on those lines. We use U S WEST's Centrex services to provide most of our local communications services in U S WEST's service territories.

    In January 1997, U S WEST also proposed interconnection surcharges in several of the states in its service region, which would increase our costs of providing communications services in those states.

    We have challenged or are challenging these actions by U S WEST before the FCC or applicable state public utility commissions. We cannot assure you we will succeed in our challenges to these or other actions by U S WEST that would prevent or deter us from using U S WEST's Centrex service or communications network elements. If U S WEST successfully withdraws or limits our access to Centrex services in any jurisdiction, we may not be able to offer communications services in that jurisdiction, which could harm our business.

    We anticipate that U S WEST will also pursue legislation in states within our target market area to reduce state regulatory oversight over its rates and operations. If adopted, these initiatives could make it more difficult for us to challenge U S WEST's actions in the future.

COMPETITION IN THE COMMUNICATIONS SERVICES INDUSTRY COULD CAUSE US TO LOSE CUSTOMERS AND REVENUE AND COULD MAKE IT MORE DIFFICULT FOR US TO ENTER NEW MARKETS.

    We face intense competition in all of our markets. This competition could result in loss of customers and lower revenue for us. It could also make it more difficult for us to enter new markets. Existing local telephone companies, including U S WEST, Ameritech, Southwestern Bell and GTE, currently dominate their local telecommunications markets. Three major competitors, AT&T, MCI WorldCom and Sprint, dominate the long distance market. Hundreds of other companies also compete in the long distance marketplace. AT&T, MCI WorldCom and Sprint also offer local telecommunications services in many locations.

    Our local and long distance services also compete with the services of other communications services companies competing with the existing local telephone companies in some markets.

    Other competitors may include cable television companies, providers of communications network facilities dedicated to particular customers, providers of digital access and data services, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end-users, and telecommunications management companies.

    These and other firms may enter the markets where we focus our sales efforts. Many of our existing and potential competitors have financial and other resources far greater than our own. In addition, the trend toward mergers and strategic alliances in the communications industry may strengthen some of our competitors and could put us at a significant competitive disadvantage.

WE MAY NOT SUCCEED IN DEVELOPING OR MAKING A PROFIT FROM WIRELESS SERVICES.

    Our proposal to offer wireless services involves a high degree of risk and will impose significant demands on our management and financial resources. Developing wireless services may require us to, among other things, spend substantial time and money to acquire, build and test a wireless infrastructure and enter into roaming arrangements with wireless operators in other markets. We may not succeed in developing wireless services. Even if we spend substantial amounts to develop wireless services, we may not make a profit from wireless operations.

    Our ability to successfully offer wireless services will also depend on a number of factors beyond our control, including:

    - changes in communications service rates charged by other companies

    - changes in the supply and demand for wireless services due to competition with other wireline and wireless operators in the same geographic area

    - changes in the federal, state or local regulatory requirements affecting the operation of wireless systems

    - changes in wireless technologies that could render obsolete the technology and equipment we choose for our wireless services

COMPETITION IN THE WIRELESS TELECOMMUNICATIONS INDUSTRY COULD MAKE IT HARDER FOR US TO SUCCESSFULLY OFFER WIRELESS SERVICES.

    The wireless telecommunications industry is experiencing increasing competition and significant technological change. This will make it harder for us to gain a share of the wireless communications market. We expect up to eight wireless competitors in each of our target wireless markets. We could face additional competition from mobile satellite services.

    Many of our potential wireless competitors have financial and other resources far greater than our own and have more experience testing new or improved products and services. In addition, several wireless competitors operate or plan to operate, wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage, particularly if we only offer regional wireless services.

THE SUCCESS OF OUR COMMUNICATIONS SERVICES WILL DEPEND ON OUR ABILITY TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

    Communications technology is changing rapidly. These changes influence the demand for our services. We need to be able to anticipate these changes and to develop new and enhanced products and services quickly enough for the changing market. This will determine whether we can continue to increase our revenues and number of subscribers and be competitive.

THE LOSS OF KEY PERSONNEL COULD WEAKEN OUR TECHNICAL AND OPERATIONAL EXPERTISE, DELAY OUR INTRODUCTION OF NEW SERVICES OR ENTRY INTO NEW MARKETS AND LOWER THE QUALITY OF OUR SERVICE.

    We may not be able to attract, develop, motivate and retain experienced and innovative personnel. There is intense competition for qualified personnel in our business. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could cause us to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and lower the quality of our services. As a result, our financial condition could worsen.

    Our future success depends on the continued employment of our senior management team, particularly Clark E. McLeod, our Chairman and Chief Executive Officer, and Stephen C. Gray, our President and Chief Operating Officer. We do not have term employment agreements with these employees.

FAILURE TO OBTAIN AND MAINTAIN NECESSARY PERMITS AND RIGHTS-OF-WAY COULD DELAY INSTALLATION OF OUR NETWORKS AND INTERFERE WITH OUR OPERATIONS.

    To obtain access to rights-of-way needed to install our fiber optic cable, we must reach agreements with state highway authorities, local governments, transit authorities, local telephone companies, other utilities, railroads, long distance carriers and other parties. The failure to obtain or maintain any rights-of-way could delay our planned network expansion, interfere with our operations and harm our business. For example, if we lose access to a right-of-way, we may need to spend significant sums to remove and relocate our facilities.

GOVERNMENT REGULATION MAY INCREASE OUR COST OF PROVIDING SERVICES, SLOW OUR EXPANSION INTO NEW MARKETS AND SUBJECT OUR SERVICES TO ADDITIONAL COMPETITIVE PRESSURES.

    Our facilities and services are subject to federal, state and local regulation. The time and expense of complying with these regulations could slow down our expansion into new markets, increase our costs of providing services and subject them to additional competitive pressures. One of the primary purposes of the Telecommunications Act of 1996 was to open the local telephone services market to competition. While this has presented us with opportunities to enter local telephone markets, it also provides important benefits to the existing local telephone companies, such as the ability, under specified conditions, to provide out-of-region long distance service to customers in their respective regions. In addition, we need to obtain and maintain licenses, permits and other regulatory approvals in connection with some of our services. Any of the following could harm our business:

    - failure to maintain proper federal and state tariffs

    - failure to maintain proper state certifications

    - failure to comply with federal, state or local laws and regulations

    - failure to obtain and maintain required licenses and permits

    - burdensome license or permit requirements to operate in public rights-of-way

    - burdensome or adverse regulatory requirements

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS CAN CONTROL MCLEODUSA AND MAY HAVE DIFFERENT INTERESTS THAN THOSE OF OTHER STOCKHOLDERS.

    As of March 31, 1999, Interstate Energy Corporation, MHC Investment Company, M/C Investors L.L.C., Media/Communications Partners III Limited Partnership, Richard A. Lumpkin and various trusts for the benefit of his family, Clark and Mary McLeod, and our directors and executive officers beneficially owned approximately 54% of our outstanding Class A common stock. These stockholders can collectively control management policy and all corporate actions requiring a stockholder vote, including election of the board of directors. Conflicts of interest may arise between the interests of these stockholders and our other stockholders. For example, the fact that these stockholders hold so much Class A common stock could make it more difficult for a third party to acquire us. You should expect these stockholders to resolve any conflicts in their favor.

COMPUTER SYSTEMS MAY MALFUNCTION AND INTERRUPT OUR SERVICES IF WE AND OUR SUPPLIERS DO NOT ATTAIN YEAR 2000 READINESS.

    We and our major suppliers of communications services and network elements rely greatly on computer systems and other technological devices. These may not be capable of recognizing January 1, 2000 or subsequent dates. This problem could cause any or all of our systems or services to malfunction or fail.

    We are reviewing our computer systems and programs and other technological devices to determine which are not capable of recognizing the Year 2000 and to verify system readiness for the millennium date. The review covers all of our operations and is centrally managed. This review may not be sufficient, however, to prevent interruptions to our systems and services.

    Some of our critical operations and services depend on other companies. For example, we depend on the existing local telephone companies, primarily the regional Bell operating companies, to provide most of our local and some of our long distance services. To the extent U S WEST, Ameritech or Southwestern Bell fail to address Year 2000 issues which might interfere with their ability to fulfill their obligations to us, it could interfere with our operations. If we, our major vendors, our material service providers or our customers fail to address Year 2000 issues in a timely manner, our business, results of operations and financial condition could be significantly harmed.

FUTURE SALES OF OUR CLASS A COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

    Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Class A common stock and could impair our ability to raise capital through future offerings of equity securities. Several of our principal stockholders hold a significant portion of our Class A common stock, and a decision by one or more of these stockholders to sell their shares, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock.

    There were 74.4 million shares of our Class A common stock outstanding as of March 31, 1999. There were also options to purchase 15.8 million shares of Class A common stock outstanding as of March 31, 1999. Interstate Energy, MHC Investment, M/ C Investors, Media/Communications Partners III, Richard A. Lumpkin and various trusts for the benefit of his family, Clark and Mary McLeod, and our directors and executive officers owned approximately 40.2 million shares as of March 31, 1999, all of which were eligible for sale in the public market either in accordance with Rule 144 under the Securities Act of 1933 or otherwise.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                ABOUT MCLEODUSA

OUR COMPANY

    We provide communications services to business and residential customers in the Midwestern and Rocky Mountain regions of the United States. We offer local, long distance, Internet access, data, voice mail and paging services, from a single company on a single bill. We believe we are the first company in most of our markets to offer one-stop shopping for communications services tailored to customers' specific needs.

    Our approach makes it easier for both our business and our residential customers to satisfy their communications needs. It also allows businesses to receive customized services, such as competitive long distance pricing and enhanced calling features, that might not otherwise be directly available on a cost-effective basis. As of March 31, 1999, we served over 494,700 local lines in 408 cities and towns.

    In addition to our core business of providing competitive local, long distance and related communications services, we also derive revenue from:

    - sale of advertising space in telephone directories

    - traditional local telephone company services in east central Illinois and southeast South Dakota

    - special access, private line and data services

    - communications network maintenance services

    - telephone equipment sales, leasing, service and installation

    - video services

    - telemarketing services

    - computer networking services

    - other communications services, including cellular, operator, payphone, mobile radio, paging services and Web site development and hosting

    In most of our markets, we compete with the existing local phone company by leasing its lines and switches. In other markets, primarily in east central Illinois and southeast South Dakota, we operate our own lines and switches. We provide long distance services by using our own communications network facilities and leasing capacity from long distance and local communications providers. We are constructing fiber optic communications networks in Iowa, Illinois, Wisconsin, Indiana, Missouri, Minnesota, South Dakota, North Dakota, Colorado and Wyoming to carry additional communications traffic on our own network.

OUR STRATEGY

    We want to be the leading and most admired provider of communications services in our markets. To achieve this goal, we are:

    - aggressively capturing customer share and generating revenue using leased communications network capacity

    - concurrently building our own communications network

    - migrating customers to our communications network to provide enhanced services and to reduce our operating costs

    The principal elements of our business strategy are to:

    PROVIDE INTEGRATED COMMUNICATIONS SERVICES. We believe we can rapidly penetrate our target markets and build customer loyalty by providing an integrated product offering to business and residential customers.

    BUILD CUSTOMER SHARE THROUGH BRANDING. We believe we will create and strengthen brand awareness in our target markets by branding our communications services with the trade name McLeodUSA in combination with the distinctive black-and-yellow motif of our telephone directories.

    PROVIDE OUTSTANDING CUSTOMER SERVICE. Our customer service representatives are available 24 hours a day, seven days a week, to answer customer calls. Our customer-focused software and systems allow our representatives immediate access to our customer and network data, enabling a rapid and effective response to customer requests.

    EMPHASIZE SMALL AND MEDIUM SIZED BUSINESSES. We primarily target small and medium sized businesses because we believe we can rapidly capture customer share by providing face-to-face business sales and strong service support to these customers.

    EXPAND OUR FIBER OPTIC COMMUNICATIONS NETWORK. We are building a state-of-the-art fiber optic communications network to deliver multiple services and reduce operating costs.

    EXPAND OUR INTRA-CITY FIBER OPTIC COMMUNICATIONS NETWORK. Within selected cities, we plan to extend our network directly to our customers' locations. This will allow us to provide expanded services and reduce the expense of leasing communications facilities from the existing local telephone company.

    EXPLORE ACQUISITIONS AND STRATEGIC ALLIANCES. We plan to pursue acquisitions, joint ventures and strategic alliances that expand or complement our business.

    LEVERAGE PROVEN MANAGEMENT TEAM. Our executive management team consists of veteran telecommunications managers who successfully implemented similar customer-focused telecommunications strategies in the past.

                            ------------------------

    As of December 31, 1998, based on our business plan, capital requirements and growth projections as of that date, we estimated that we would require approximately $1.4 billion through 2001 to fund our planned capital expenditures and operating expenses. Our estimated aggregate capital requirements include the projected cost of:

    - building our fiber optic communications network, including intra-city fiber optic networks

    - expanding operations in existing and new markets

    - developing wireless services

    - funding general corporate expenses

    - integrating acquisitions

    - constructing, acquiring, developing or improving telecommunication assets

    We expect to use the following to address our capital needs:

    - approximately $487.8 million in net proceeds from the sale of $500 million of senior notes on February 22, 1999

    - approximately $591.7 million of cash and investments on hand at December 31, 1998

    - projected operating cash flow

    - additional issuances of debt or equity securities

    Our estimate of future capital requirements is a forward-looking statement within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements is subject to risks and uncertainties and may differ materially from our estimates. Accordingly, we may need additional capital to continue to expand our markets, operations, facilities, network and services. See "Risk Factors--Failure to Raise Necessary Capital Could Restrict Our Ability to Develop Our Network and Services and Engage in Strategic Acquisitions."

                                USE OF PROCEEDS

    The selling stockholders will sell all of the shares of Class A common stock offered by this prospectus. Accordingly, McLeodUSA will not receive any of the proceeds from the sale of these shares.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial information has been prepared to give effect to:

    - the issuance of $300 million aggregate principal amount of our 8 3/8% senior notes in March 1998

    - the issuance of $300 million aggregate principal amount of our 9 1/2% senior notes in October 1998

    - the issuance of $500 million aggregate principal amount of our 8 1/8% senior notes in February 1999

    - our acquisition of Ovation Communications, Inc. in March 1999

    The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the Ovation acquisition and the issuance of the 8 1/8% senior notes were consummated on December 31, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Operations reflects the Ovation acquisition using the purchase method of accounting, and assumes that the Ovation acquisition and the issuance of the 8 3/8% senior notes, the 9 1/2% senior notes and the 8 1/8% senior notes were consummated at the beginning of 1998. The unaudited pro forma financial information is derived from and should be read in conjunction with our consolidated financial statements, Ovation's consolidated financial statements and the related notes thereto incorporated by reference in this prospectus. The pro forma adjustments are based upon available information and assumptions that management believes to be reasonable. Depreciation and amortization were adjusted to include amortization of intangibles acquired in the Ovation acquisition. The acquired intangibles will be amortized over periods ranging from 3 to 30 years. For purposes of this pro forma presentation, the issuance of the 8 3/8% senior notes, the 9 1/2% senior notes and the 8 1/8% senior notes are collectively referred to as the "Notes Offerings."

    The adjustments for the Ovation acquisition reflect the preliminary allocation of the net purchase price of Ovation to the assets of Ovation, including intangible assets, and record the payment of $121.3 million in cash and the issuance of 5,596,617 shares of our Class A common stock valued at $33.76 per share. The value of $33.76 per share represents the average closing price of our Class A common stock on The Nasdaq Stock Market for the eleven trading days beginning five days prior to the date the agreement was announced, January 7, 1999, and ending five days after such announcement. The adjustments include the elimination of the Ovation equity components, including common stock, treasury stock, other capital and retained deficit.

    We have provided this unaudited pro forma financial data for informational purposes only. This data does not necessarily indicate the operating results that would have occurred had the Ovation acquisition been consummated at the beginning of 1998, nor does it necessarily indicate future operating results or financial position.

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES
                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998

                                                                                                ADJUSTMENTS   PRO FORMA
                                                                                      PRO         FOR THE      FOR THE
                                                                     ADJUSTMENTS     FORMA        8 1/8%        8 1/8%
                                                                       FOR THE      FOR THE       SENIOR        SENIOR
                                                                       OVATION      OVATION        NOTES        NOTES
                                            MCLEODUSA     OVATION    ACQUISITION  ACQUISITION    OFFERING      OFFERING
                                           ------------  ----------  -----------  ------------  -----------  ------------
ASSETS
  Current assets:
    Cash and cash equivalents............  $    455,067  $    1,310   $(121,260)  $    335,117   $ 487,800   $    822,917
    Investment in available-for-sale
      securities.........................       136,585          --          --        136,585          --        136,585
    Other current assets.................       201,540      18,400          --        219,940          --        219,940
                                           ------------  ----------  -----------  ------------  -----------  ------------
      TOTAL CURRENT ASSETS...............       793,192      19,710    (121,260)       691,642     487,800      1,179,442
  Property and equipment, net............       629,746      76,660          --        706,406          --        706,406
  Intangible assets......................       402,018      58,881     277,939        738,838          --        738,838
  Other assets...........................       100,241         904          --        101,145      12,200        113,345
                                           ------------  ----------  -----------  ------------  -----------  ------------
      TOTAL ASSETS.......................  $  1,925,197  $  156,155   $ 156,679   $  2,238,031   $ 500,000   $  2,738,031
                                           ------------  ----------  -----------  ------------  -----------  ------------
                                           ------------  ----------  -----------  ------------  -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities....................  $    179,956  $   22,210   $  10,000   $    212,166   $      --   $    212,166
  Long-term debt, less current
    maturities...........................     1,245,170      91,706          --      1,336,876     500,000      1,836,876
  Other long-term liabilities............        37,265          --          --         37,265          --         37,265
                                           ------------  ----------  -----------  ------------  -----------  ------------
      TOTAL LIABILITIES..................     1,462,391     113,916      10,000      1,586,307     500,000      2,086,307
                                           ------------  ----------  -----------  ------------  -----------  ------------
  Stockholders' equity:
    Preferred stock......................            --           2          (2)            --          --             --
    Common stock.........................           637         240        (184)           693          --            693
    Additional paid-in capital...........       716,475      49,487     139,375        905,337          --        905,337
    Deferred compensation................            --        (425)        425             --          --             --
    Retained earnings (deficit)..........      (252,647)     (7,065)      7,065       (252,647)         --       (252,647)
    Accumulated other comprehensive
      income.............................        (1,659)         --          --         (1,659)         --         (1,659)
                                           ------------  ----------  -----------  ------------  -----------  ------------
      TOTAL STOCKHOLDERS' EQUITY.........       462,806      42,239     146,679        651,724          --        651,724
                                           ------------  ----------  -----------  ------------  -----------  ------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY...........................  $  1,925,197  $  156,155   $ 156,679   $  2,238,031   $ 500,000   $  2,738,031
                                           ------------  ----------  -----------  ------------  -----------  ------------
                                           ------------  ----------  -----------  ------------  -----------  ------------

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES
                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                     YEAR ENDED DECEMBER 31, 1998
                                              --------------------------------------------------------------------------
                                                                            PRO
                                                           ADJUSTMENTS     FORMA                ADJUSTMENTS
                                                             FOR THE      FOR THE                 FOR THE
                                                              NOTES        NOTES                  OVATION
                                               MCLEODUSA    OFFERINGS    OFFERINGS    OVATION   ACQUISITION     TOTAL
                                              -----------  -----------  -----------  ---------  -----------  -----------
OPERATIONS STATEMENT DATA:
  Revenue...................................   $ 604,146    $      --   $   604,146  $  21,035   $      --   $   625,181
                                              -----------  -----------  -----------  ---------  -----------  -----------
  Operating expenses:
    Cost of service.........................     323,208           --       323,208      6,319          --       329,527
    Selling, general and administrative.....     260,931           --       260,931     13,489          --       274,420
    Depreciation and amortization...........      89,107           --        89,107      5,383      15,230       109,720
    Other...................................       5,575           --         5,575         --          --         5,575
                                              -----------  -----------  -----------  ---------  -----------  -----------
      Total operating expenses..............     678,821           --       678,821     25,191      15,230       719,242
                                              -----------  -----------  -----------  ---------  -----------  -----------
                                              -----------  -----------  -----------  ---------  -----------  -----------
  Operating loss............................     (74,675)          --       (74,675)    (4,156)    (15,230)      (94,061)
  Interest expense, net.....................     (52,234)     (32,056)      (84,290)    (1,608)         --       (85,898)
  Other non-operating income................       1,997           --         1,997         --          --         1,997
  Income taxes..............................          --           --            --         --          --            --
                                              -----------  -----------  -----------  ---------  -----------  -----------
    Net loss................................   $(124,912)   $ (32,056)  $  (156,968) $  (5,764)  $ (15,230)  $  (177,962)
                                              -----------  -----------  -----------  ---------  -----------  -----------
                                              -----------  -----------  -----------  ---------  -----------  -----------
  Loss per common share.....................   $   (1.99)               $     (2.50)                         $     (2.60)
                                              -----------               -----------                          -----------
                                              -----------               -----------                          -----------
  Weighted average common shares
    outstanding.............................      62,807                     62,807                               68,404
                                              -----------               -----------                          -----------
                                              -----------               -----------                          -----------
OTHER FINANCIAL DATA:
  EBITDA(1).................................   $  20,007    $      --   $    20,007  $   1,227   $      --   $    21,234

------------------------

(1) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                              SELLING STOCKHOLDERS

    The selling stockholders include former stockholders of two telephone directory companies we have acquired: Talking Directories, Inc.and Info America Phone Books, Inc.. We issued a total of 2,556,390 shares of our Class A common stock to the former stockholders of Talking Directories, who are the first two persons listed in the table below, and 1,203,007 shares of our Class A common stock to the former stockholders of Info America, including the first five persons or entities listed in the table below. We have registered the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we acquired Talking Directories and Info America. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of such stockholder's shares.

    The following table sets forth information with respect to the selling stockholders.

                                                       SHARES                                    SHARES
                                                    BENEFICIALLY                 NUMBER OF    BENEFICIALLY
                                                   OWNED PRIOR TO                 SHARES     OWNED AFTER THE
NAME OF BENEFICIAL OWNER                            THE OFFERING     PERCENT      OFFERED       OFFERING        PERCENT
-------------------------------------------------  --------------  -----------  -----------  ---------------  -----------
John P. Morgan...................................      1,365,421          1.8%     341,355       1,024,066           1.4%
Hendrik G. Meijer (1)............................      1,308,273          1.8      469,909         838,364           1.1
Karri J. Gabridge Exempt Trust Under the Morgan
  1997 Special Trust (2).........................        171,446        *           42,861         128,585         *
Kacie K. McLean Exempt Trust Under the Morgan
  1997 Special Trust (2).........................        171,446        *           42,861         128,585         *
Joseph J. Morgan Exempt Trust Under the Morgan
  1997 Special Trust (2).........................        171,446        *           42,861         128,585         *
The Luxembourg Trust (1) (3).....................              0       --          469,909               0        --

------------------------

*   Less than one percent.

(1) Mr. Meijer has informed us that he intends to transfer by gift to The Luxembourg Trust, a charitable remainder trust, the 469,909 shares of our Class A common stock owned by him and offered hereby. The Luxembourg Trust may then sell or distribute such shares from time to time.

(2) Jeffrey B. Lawson is the trustee for each of these trusts. John P. Morgan has sole investment power and shares the voting power over the shares of our Class A common stock owned by these trusts.

(3) Old Kent Bank is the trustee for this trust. Hendrik G. Meijer will have sole voting power and will share the investment power over the shares of our Class A common stock to be transfered by Mr. Meijer to this trust.

                              PLAN OF DISTRIBUTION

    The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

    The selling stockholders may offer their shares at various times in one or more of the following transactions:

    - in ordinary brokers' transactions and transactions in which the broker solicits purchasers

    - in transactions involving cross or block trades or otherwise on The Nasdaq Stock Market

    - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus

    - in transactions "at the market" to or through market makers in the common stock or into an existing market for the Class A common stock

    - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents

    - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange

    - in privately negotiated transactions

    - in transactions to cover short sales

    - in a combination of any of the foregoing transactions

    The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

    From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

    A selling stockholder may sell short the Class A common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

    A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the Class A common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

    The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

    If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

    We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

    Under our agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $150,000.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

    It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the Class A common stock.

    This offering by any selling stockholder will terminate one year from the date of this prospectus or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

    The validity of our Class A common stock offered hereby is being passed upon for McLeodUSA by Hogan & Hartson L.L.P., Washington, D.C., special counsel for McLeodUSA.

                                    EXPERTS

    The consolidated financial statements and schedule of McLeodUSA and subsidiaries as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about our Class A common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

    In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

 Public Reference Room    New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
       Room 1024                 Suite 1300             500 West Madison Street
Washington, D.C. 20549    New York, New York 10048            Suite 1400
                                                           Chicago, Illinois
                                                              60661-2511

    You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like McLeodUSA, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 0-20763.

    The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document.

    This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

    - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed on March 24, 1999, as amended by Form 10-K/A filed on April 22, 1999

    - Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31,
      1999, filed on May   , 1999

    - Our Current Reports on Form 8-K filed on April 15, 1999, April 16, 1999 and May 5, 1999

    - All documents filed with the SEC by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and before the offering is terminated, are considered to be a part of this prospectus, effective the date such documents are filed

    - The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on May 24, 1996, including any amendment or report filed with the SEC for the purpose of updating such description

    - The consolidated financial statements of Ovation Communications, Inc. and subsidiaries appearing on pages F-1 through F-17 of our definitive prospectus dated March 24, 1999 and filed with the SEC on March 26, 1999 pursuant to Rule 424(b) under the Securities Act as part of our Registration Statement on Form S-4 (Registration No. 333-71811).

    In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

    You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                             McLeodUSA Incorporated
                           McLeodUSA Technology Park
                        6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, IA 52406-3177
                             Attn: General Counsel
                            Telephone (319) 364-0000

    We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

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                                 939,847 SHARES

                             MCLEODUSA INCORPORATED

                              CLASS A COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                                        , 1999
                             ---------------------

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
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses payable by McLeodUSA in connection with the sale and distribution of the securities being registered.

SEC Registration Fee..............................................  $  14,966
Printing and Duplicating Expenses.................................     20,000
Legal Fees and Expenses...........................................     75,000
Accounting Fees and Expenses......................................     35,000
Miscellaneous.....................................................         34
Transfer Agent and Registrar Fees.................................      5,000
                                                                    ---------
      Total.......................................................  $ 150,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

    The Amended and Restated Certificate of Incorporation of McLeodUSA (the "Restated Certificate") contains provisions that provide that no director of McLeodUSA shall be liable for breach of fiduciary duty as a director except for
(1) any breach of the directors' duty of loyalty to McLeodUSA or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of McLeodUSA, McLeodUSA is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, McLeodUSA has entered into indemnity agreements with each of its directors pursuant to which McLeodUSA has agreed to indemnify the directors as permitted by the DGCL. McLeodUSA has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

    In the agreements with McLeodUSA pursuant to which the securities offered hereby are being registered, the selling stockholders have agreed to indemnify McLeodUSA, its directors, officers and agents and each person, if any, who controls McLeodUSA, against certain liabilities, including certain liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
        3.1  Amended and Restated Certificate of Incorporation of McLeod, Inc. (Filed as Exhibit 3.1 to Registration
             Statement on Form S-1, File No. 333-3112 ("Initial Form S-1"), and incorporated herein by reference).

        3.2  Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to Registration Statement on Form S-1,
             File No. 333-13885 (the "November 1996 Form S-1"), and incorporated herein by reference).

        3.3  Certificate of Amendment of Amended and Restated Certificate of Incorporation of McLeod Inc. (Filed as
             Exhibit 3.3 to Registration Statement on Form S-4, File No. 333-27647 (the "July 1997 Form S-4"), and
             incorporated herein by reference).

        3.4  Certificate of Change of Registered Agent and Registered Office of McLeodUSA Incorporated. (Filed as
             Exhibit 3.4 to Annual Report on Form 10-K, File No. 0-20763, filed with the Commission on March 6, 1998 and incorporated herein by reference).

        4.1  Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as Exhibit 4.1 to Initial Form S-1 and
             incorporated herein by reference).

        4.2  Investor Agreement dated as of April 1, 1996 among McLeod, Inc., IES Investments Inc., Midwest Capital
             Group Inc., MWR Investments Inc., Clark and Mary McLeod, and certain other stockholders. (Filed as
             Exhibit 4.8 to Initial Form S-1 and incorporated herein by reference).

        4.3  Amendment No. 1 to Investor Agreement dated as of October 23, 1996 by and among McLeod, Inc., IES
             Investments Inc., Midwest Capital Group Inc., MWR Investments Inc., Clark E. McLeod and Mary E. McLeod.
             (Filed as Exhibit 4.3 to the November 1996 Form S-1, and incorporated herein by reference).

        4.4  Stockholders' Agreement dated June 14, 1997 among McLeodUSA Incorporated, IES Investments Inc., Midwest
             Capital Group, Inc., MWR Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A. Lumpkin on
             behalf of each of the shareholders of Consolidated Communications Inc. listed on Schedule 1 of the
             Stockholders' Agreement. (Filed as Exhibit 4.12 to the July 1997 Form S-4 and incorporated herein by reference).

        4.5  Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997 by and among McLeodUSA
             Incorporated, IES Investments Inc., Midwest Capital Group, Inc., MWR Investments Inc., Clark E. McLeod,
             Mary E. McLeod and Richard A. Lumpkin on behalf of each of the shareholders of Consolidated
             Communications Inc. listed in Schedule I thereto. (Filed as Exhibit 4.1 to the Quarterly Report on Form
             10-Q, File No. 0-20763, filed with the Commission on November 14, 1997 and incorporated herein by reference).

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
        4.6  Stockholders' Agreement dated as of November 18, 1998 by and among McLeodUSA Incorporated, IES
             Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A. Lumpkin, Gail G. Lumpkin and certain of the former shareholders of Consolidated Communications Inc. ("CCI") and certain permitted transferees of the former CCI shareholders in each case who are listed in schedule I thereto. (Filed as Exhibit 99.1 to the Current Report on Form 8-K, File No. 0-20763, filed with the Commission on November 19, 1998 and incorporated herein by reference).

        4.7  Stockholders' Agreement dated as of January 7, 1999, by and among McLeodUSA Incorporated, IES
             Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors
             L.L.C. and Media/Communications Partners III Limited Partnership (Filed as Exhibit 4.1 to the Current
             Report on Form 8-K, File No. 0-20763, filed with the Commission on January 14, 1999 and incorporated herein by reference).

       *5.1  Opinion of Hogan & Hartson L.L.P.

      *23.1  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

       23.2  Consent of Arthur Andersen LLP.

       23.3  Consent of Ernst & Young LLP.

       24.1  Power of attorney (included on signature page).

       27.1  Financial Data Schedule (Filed as Exhibit 27.1 to the Annual Report on Form 10-K for the year ended
             December 31, 1998, File No. 0-20763, filed with the Commission on March 24, 1999 and incorporated herein by reference).

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules.

    The following financial statement schedule was filed with McLeodUSA's Annual Report on Form 10-K (File No. 0-20763), filed with the Commission on March 24, 1999, and is incorporated herein by reference:

        Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the Consolidated Financial Statements of McLeodUSA or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of each issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF SECURITIES ACT, MCLEODUSA HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CEDAR RAPIDS, IOWA, ON THIS 14TH DAY OF MAY, 1999.

                                MCLEODUSA INCORPORATED

                                By:             /s/ STEPHEN C. GRAY
                                     -----------------------------------------
                                                  Stephen C. Gray
                                       President and Chief Operating Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark E. McLeod, Stephen C. Gray and Blake O. Fisher, Jr., jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS, IN THE CAPACITIES INDICATED BELOW, ON THIS 14TH DAY OF MAY, 1999.

          SIGNATURE                       TITLE
------------------------------  --------------------------
                                Chairman, Chief Executive
     /s/ CLARK E. MCLEOD          Officer and Director
------------------------------    (Principal Executive
       Clark E. McLeod            Officer)

    /s/ RICHARD A. LUMPKIN
------------------------------  Vice Chairman and Director
      Richard A. Lumpkin

     /s/ STEPHEN C. GRAY
------------------------------  President, Chief Operating
       Stephen C. Gray            Officer and Director

   /s/ BLAKE O. FISHER, JR.
------------------------------  Group Vice President and
     Blake O. Fisher, Jr.         Director

                                Group Vice President,
                                  Chief Financial Officer
     /s/ J. LYLE PATRICK          and Treasurer (Principal
------------------------------    Financial Officer and
       J. Lyle Patrick            Principal Accounting
                                  Officer)

    /s/ THOMAS M. COLLINS
------------------------------  Director
      Thomas M. Collins

          SIGNATURE                       TITLE
------------------------------  --------------------------
     /s/ ROBERT J. CURREY
------------------------------  Director
       Robert J. Currey

         /s/ LEE LIU
------------------------------  Director
           Lee Liu

      /s/ PAUL D. RHINES
------------------------------  Director
        Paul D. Rhines

    /s/ PETER H.O. CLAUDY
------------------------------  Director
      Peter H.O. Claudy

                                                       INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
        3.1  Amended and Restated Certificate of Incorporation of McLeod, Inc. (Filed as Exhibit 3.1 to Registration
             Statement on Form S-1, File No. 333-3112 ("Initial Form S-1"), and incorporated herein by reference).

        3.2  Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to Registration Statement on Form S-1,
             File No. 333-13885 (the "November 1996 Form S-1"), and incorporated herein by reference).

        3.3  Certificate of Amendment of Amended and Restated Certificate of Incorporation of McLeod Inc. (Filed as
             Exhibit 3.3 to Registration Statement on Form S-4, File No. 333-27647 (the "July 1997 Form S-4"), and
             incorporated herein by reference).

        3.4  Certificate of Change of Registered Agent and Registered Office of McLeodUSA Incorporated. (Filed as
             Exhibit 3.4 to Annual Report on Form 10-K, File No. 0-20763, filed with the Commission on March 6, 1998 and incorporated herein by reference).

        4.1  Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as Exhibit 4.1 to Initial Form S-1 and
             incorporated herein by reference).

        4.2  Investor Agreement dated as of April 1, 1996 among McLeod, Inc., IES Investments Inc., Midwest Capital
             Group Inc., MWR Investments Inc., Clark and Mary McLeod, and certain other stockholders. (Filed as
             Exhibit 4.8 to Initial Form S-1 and incorporated herein by reference).

        4.3  Amendment No. 1 to Investor Agreement dated as of October 23, 1996 by and among McLeod, Inc., IES
             Investments Inc., Midwest Capital Group Inc., MWR Investments Inc., Clark E. McLeod and Mary E. McLeod.
             (Filed as Exhibit 4.3 to the November 1996 Form S-1, and incorporated herein by reference).

        4.4  Stockholders' Agreement dated June 14, 1997 among McLeodUSA Incorporated, IES Investments Inc., Midwest
             Capital Group, Inc., MWR Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A. Lumpkin on
             behalf of each of the shareholders of Consolidated Communications Inc. listed on Schedule 1 of the
             Stockholders' Agreement. (Filed as Exhibit 4.12 to the July 1997 Form S-4 and incorporated herein by reference).

        4.5  Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997 by and among McLeodUSA
             Incorporated, IES Investments Inc., Midwest Capital Group, Inc., MWR Investments Inc., Clark E. McLeod,
             Mary E. McLeod and Richard A. Lumpkin on behalf of each of the shareholders of Consolidated
             Communications Inc. listed in Schedule I thereto. (Filed as Exhibit 4.1 to the Quarterly Report on Form
             10-Q, File No. 0-20763, filed with the Commission on November 14, 1997 and incorporated herein by reference).

        4.6  Stockholders' Agreement dated as of November 18, 1998 by and among McLeodUSA Incorporated, IES
             Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A. Lumpkin, Gail G. Lumpkin and certain of the former shareholders of Consolidated Communications Inc. ("CCI") and certain permitted transferees of the former CCI shareholders in each case who are listed in schedule I thereto. (Filed as Exhibit 99.1 to the Current Report on Form 8-K, File No. 0-20763, filed with the Commission on November 19, 1998 and incorporated herein by reference).

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
        4.7  Stockholders' Agreement dated as of January 7, 1999, by and among McLeodUSA Incorporated, IES
             Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A.Lumpkin, Gail G. Lumpkin, M/C Investors
             L.L.C. and Media/Communications Partners III Limited Partnership (Filed as Exhibit 4.1 to the Current
             Report on Form 8-K, File No. 0-20763, filed with the Commission on January 14, 1999 and incorporated herein by reference).

       *5.1  Opinion of Hogan & Hartson L.L.P.

      *23.1  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

       23.2  Consent of Arthur Andersen LLP.

       23.3  Consent of Ernst & Young LLP.

       24.1  Power of attorney (included on signature page).

       27.1  Financial Data Schedule (Filed as Exhibit 27.1 to the Annual Report on Form 10-K for theyear ended
             December 31, 1998, File No. 0-20763, filed with the Commission on March 24, 1999and incorporated herein by reference).

------------------------

*   To be filed by amendment.